Exhibit 99

PRESS RELEASE

Blue River Bancshares, Inc. - 29 East Washington Street, P. O. Box 927 - Shelbyville, Indiana 46176


FOR IMMEDIATE RELEASE

DATE:       December 29, 1998
CONTACT:    Robert C. Reed, President         Jay R. Powell, Chairman
            Blue River Bancshares, Inc.       First Community Bank of Fort Wayne
            (317) 398-9721                    (219) 424-5004

            David E. Morrison, President
            First Community Bank of Fort Wayne
            (219) 424-5004


  FIRST COMMUNITY BANK OF FORT WAYNE TO BEGIN OPERATIONS IN NORTHEAST, INDIANA

         Fort Wayne, Indiana--Blue River Bancshares, Inc. (Nasdaq: BRBI) announced today that its banking subsidiary will file an application to expand into the Fort Wayne, Indiana market. These operations will be conducted as First Community Bank of Fort Wayne and are expected to begin by March 31, 1998. First Community Bank will be led by Jay R. Powell, as Chairman, and David E. Morrison, as President. Mr. Powell served as the President of Anthony Wayne Bank in Fort Wayne for 12 years and has 31 years of banking experience. He served as a director of the Greater Fort Wayne Chamber of Commerce, Project Renew, Parkview Hospital, and the Indiana Bankers Association. Mr. Morrison was the Area President for National City Bank in charge of Northeast, Indiana prior to joining First Community Bank of Fort Wayne. Mr. Morrison has 17 years of banking experience. He is currently serving as a director of the Community Development Corporation and the Fort Wayne Neighborhood Housing Partnership.

First Community Bank will also have a board of directors which consists of prominent Fort Wayne area business leaders. These directors include Thomas Casaburo, President of Casa Restaurants; Bruce Emerick, President of LH Carbide; James Lancia, President of Lancia Construction; Timothy Powell, Vice President of Lincoln Investment Management, Inc.; Eric Rieke, Vice President of Marketing, Rieke Corporation; and Eric Stetzel, President of Panoramic, Inc.

Bob Reed, President and Chief Executive Officer of Blue River, stated "Blue River was organized to bring community banking back to those customers that are disappointed with the lack of personal service being offered by the larger out-of-state banks. We are pleased with the response we received from the Shelby County community which allowed the assets of Shelby County Bank to grow to approximately $120 million. Blue River is excited about the

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opportunities of First Community Bank of Fort Wayne beginning community banking operations in Ft. Wayne and Northeast, Indiana."

Jay Powell said "We believe our community bank can attract those individuals and small to medium sized businesses who prefer to conduct business with a bank that takes extra measures in attending to their business and personal financial needs and which provides timely solutions to those needs."

Dave Morrison stated "First Community Bank of Fort Wayne is committed to the people and businesses of Fort Wayne and Northeast, Indiana and we will be active in our community. We are planning our initial 3 banking offices to be located in the Dupont, St. Joe and Covington area shopping plazas. We are locating our offices in these areas for the convenience of our customers."

         Statements in this press release which express "belief", "intention", "expectation" or "prospects", as well as other statements which are not historical fact, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve certain risks, including regulatory approval of the applications, and other uncertainties.




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